Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 13, 2014)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three-months and nine-months ended September 30, 2014 and 2013, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
REVENUES
Net premiums earned	$14,374,000	$13,191,000	$42,298,000	$39,163,000
Net investment income	824,000	1,007,000	2,802,000	2,741,000
Net realized investment gains	141,000	3,297,000	541,000	4,354,000
Other income	158,000	163,000	2,025,000	480,000
Total Revenues	15,497,000	17,658,000	47,666,000	46,738,000
BENEFITS, LOSSES AND EXPENSES
Policyholder benefits and settlement expenses	7,172,000	7,112,000	24,191,000	24,923,000
Amortization of deferred policy acquisition costs	946,000	894,000	2,717,000	2,759,000
Commissions	2,166,000	1,800,000	6,160,000	5,268,000
General and administrative expenses	1,719,000	2,117,000	6,158,000	6,082,000
Taxes, licenses and fees	514,000	438,000	1,565,000	1,398,000
Interest expense	380,000	434,000	1,148,000	1,311,000
Total Benefits, Losses and Expenses	12,897,000	12,795,000	41,939,000	41,741,000
Income Before Income Taxes	2,600,000	4,863,000	5,727,000	4,997,000
INCOME TAX EXPENSE
Current	651,000	332,000	819,000	552,000
Deferred	152,000	1,192,000	178,000	550,000
	803,000	1,524,000	997,000	1,102,000
Net Income	$1,797,000	$3,339,000	$4,730,000	$3,895,000
INCOME PER COMMON SHARE	$0.72	$1.35	$1.89	$1.57

DIVIDENDS DECLARED PER SHARE	$0.03	$0.025	$0.09	$0.075
Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,797,000	$3,339,000	$4,730,000	$3,895,000
Income tax expense	803,000	1,524,000	997,000	1,102,000
Realized investment gains, net	(141,000)	(3,297,000)	(541,000)	(4,354,000)
Operating Income	$2,459,000	$1,566,000	$5,186,000	$643,000

Three months ended September 30, 2014 compared to three months ended September 30, 2013:

For the three months ended September 30, 2014, the Company had net income of $1,797,000, $0.72 per share, compared to $3,339,000, $1.35 per share, for the same period last year. On a pretax basis, for the three months ended September 30, 2014, we had income of $2,600,000 compared to $4,863,000 for the three months ended September 30, 2013. Our pretax income for the three months ended September 30, 2014, consisted of income from operations of $2,459,000 and realized investment gains of $141,000. The pretax income for the three months ended September 30, 2013, consisted of income from operations of $1,566,000 and realized investment gains of $3,297,000. The primary component of the realized investment gains during the three months ended September 30, 2013 was a pretax gain of $3.3 million from the sale of 2,739 acres of investment real estate consisting of timber property in Alabama.

Pretax operating income, which excludes capital gains, was $2,459,000 for the three month period ended September 30, 2014, compared to $1,566,000 for the same period last year. Favorable weather patterns, leading to lower property and casualty insurance claims, coupled with a 9% increase in revenue for the quarter, were the primary contributing factors to the improved operating income.

Nine months ended September 30, 2014 compared to nine months ended September 30, 2013:

The Company ended the first nine months of 2014 with net income of $4,730,000, $1.89 per share, compared to net income of $3,895,000, $1.57 per share, for the same period last year. On a pretax basis, for the nine months ended September 30, 2014, we had income of $5,727,000 compared to $4,997,000 for the nine months ended September 30, 2013. Our pretax income for the nine months ended September 30, 2014, consisted of income from operations of $5,186,000 and realized investment gains of $541,000. The pretax income for the nine months ended September 30, 2013, consisted of net income from operations of $643,000 and realized investment gains of $4,354,000. As mentioned previously, the primary component of the realized investment gains in 2013 was the sale of timber property creating a $3.3 million pretax gain.

Our 2014 operating income improved due to a combination of increased revenue, a reduction in claims activity and a non-recurring $1,621,000 gain from company owned life insurance (reported as a component of "other income" in the table above).

Net premium earned increased 8.0% in the first nine months of 2014 compared to the same period last year. A combination of increased direct premium revenue and a decrease in reinsurance cost (ceded premium) were the two primary factors contributing to the increase in net premium earned for the nine months ended September 30, 2014. Increases in premium were driven by a combination of rate increases implemented in our core dwelling and homeowners programs along with a moderate increase in policy issuance. The decrease in reinsurance cost, reducing ceded premium, was due to an 18% year over year reduction in our catastrophe reinsurance rate in our 2014 contact.

Year to date claims were down $732,000 in 2014 compared to 2013. The primary reason for the year to date decrease in 2014 compared to 2013 was a reduction in claims related to both cat events and non-catastrophe wind losses in our P&C segment due to a lower frequency of reported claims. Through September 30, 2014, the P&C segment had a $1,689,000 reduction in cat event losses compared to the same period last year. During 2014, the P&C segment was impacted by six cat events totaling $2,572,000 compared to ten cat events in 2013 totaling $4,261,000. In addition, non-catastrophe wind loses were down $636,000 in 2014 compared to 2013. Offsetting these decreases were a $786,000 increase in claims from fire related losses as well as $600,000 in adverse loss development from the settlement of a claim in a discontinued commercial insurance program.

Shareholders' equity as of September 30, 2014 was $39,764,000 up $6,292,000 from our December 31, 2013 Shareholders' equity of $33,472,000. Book value per share was $15.85 per share at September 30, 2014 compared to $13.42 per share at December 31, 2013, an increase of $2.43. The primary factors contributing to the increase in Shareholders' equity in the first nine months of 2014 was net income of $4,730,000 and other comprehensive income of $1,654,000. The increase in other comprehensive income was primarily driven by the declining interest rate environment, which increased the market value of our investments in fixed income securities, and an increase in value of our equity investments.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.